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                                   Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT



TITLE                                    STATE OF INCORPORATION
-----                                    ----------------------

UBC Holding Company, Inc.                     West Virginia

United National Bank                          West Virginia

United Brokerage Services, Inc.               West Virginia

United Mortgage Company                       West Virginia

George Mason Bankshares, Inc.                 Virginia

United Bank                                   Virginia

George Mason Mortgage Company                 Virginia

Excel Title Corporation                       Virginia

United Venture Fund, Inc.                     West Virginia

UB Holding Company, Inc.                      West Virginia


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